                                                            EXHIBIT NO. 10.43



  Confidential Materials omitted and filed separately with the Securities and
             Exchange Commission. Asterisks denote such omissions.

                                    AGREEMENT

          PFIZER INC, a Delaware corporation, with an address at 235 East 42nd Street, New York, NY 10017 and its Affiliates ("Pfizer"), and GENAISSANCE PHARMACEUTICALS, INC. with an address at Five Science Park, New Haven, CT 06511 and its Affiliates ("Genaissance"), enter into this Agreement for the determination of genetic variation and haplotypic information of genes on the following terms and conditions:

1. DEFINITIONS: Whenever used in this Agreement, the terms defined in this Section 1 shall have the meanings specified.

1.1 "Affiliate" means any corporation, firm, partnership or other entity which directly or indirectly controls, is controlled by, or is under common control with either of the parties.

1.2 "Pfizer Gene List" shall mean a gene or genes listed in Appendix 1 to Exhibit A, as amended from time to time, requested by Pfizer for testing by Genaissance according to the Research Plan.

1.3 "Research Plan" shall mean the written plan describing the research to be carried out by Genaissance. The Research Plan is appended to and made a part of this Agreement as Exhibit A.

1.4 "Results" shall mean all information relating to the Pfizer Gene List generated according to the Research Plan.

2. SCOPE OF WORK: Genaissance will complete the Research Plan within the time period set forth therein.

3.        TERM: The term of this Agreement is one (1) year from August 31, 2001.

4. PAYMENT: Pfizer will pay Genaissance, pursuant to the cost structure set forth in Exhibit A, within [**] of receipt of Genaissance's invoice for work performed and receipt of a final report pursuant to Section 11. All invoices shall be sent to Mrs. Sue
          Milroy, Pfizer Limited, Ramsgate Road, Sandwich, Kent CT13 9NJ,
          England.

5. INTELLECTUAL PROPERTY: Genaissance acknowledges that Pfizer will make and use the Results as it sees fit in the development or commercialization of pharmaceutical products without further compensation to Genaissance.

          With that exception, neither party licenses or conveys intellectual property of any kind to the other.

6. INFORMATION: For purposes of this Agreement, the term "Information" will mean the Pfizer Gene List, the Research Plan and all written information relating to the Pfizer Gene List, the Research Plan, data, know-how, technical and non-technical materials which Pfizer may deliver to Genaissance pursuant to this Agreement, stamped "Confidential," and all oral material which Pfizer declares to be confidential and confirm such declaration in writing within thirty
          (30) days of disclosure. Information shall not include any Results generated by Genaissance pursuant to this Agreement.

7. CONFIDENTIALITY: Genaissance agrees to maintain the Information in confidence with the same degree of care it holds its own confidential information. Genaissance will not use the Information except to perform the Research Plan. Genaissance will disclose the Information only to its officers and employees directly concerned with the Research Plan, but will neither disclose the Information to any third party nor use the Information for any other purpose.

8. EXCEPTION TO CONFIDENTIALITY: Genaissance's obligation of non-disclosure and the limitations upon the right to use the Information will not apply to the extent that it can demonstrate that the Information a) was in its possession prior to the time of disclosure by Pfizer; or b) is or becomes public knowledge through no fault or omission of Genaissance; or c) is obtained by Genaissance from a third party under no obligation of confidentiality to Pfizer; or d) if Genaissance is requested to disclose Information in connection with a legal or administration proceeding, Genaissance will give Pfizer prompt notice of such request. If Pfizer attempts and fails to obtain a protective order or waive compliance with the relevant provisions of this Agreement, Genaissance will disclose only that portion of Information which its legal counsel determines it is required to disclose.

9. SURVIVAL OF CONFIDENTIALITY OBLIGATION: All confidentiality obligations of Genaissance under this Agreement will survive the termination of this Agreement for a period of five (5) years.

10. PUBLICITY: No press releases or other statements in connection with this Agreement intended for use in the public or private media shall be made by Pfizer or Genaissance without the prior written consent of the other party; provided, however that Pfizer shall have the right to publish the results, provided such manuscript is submitted to Genaissance for review prior to publication. No right of manuscript approval by Genaissance is implied by this provision. If either party is required by law or governmental regulation to describe its relationship to the other, it shall promptly give the other party notice with a copy of any disclosure it proposes to make. In addition, neither party shall use the other party's name in connection with any instruments, products, promotion, or advertising without prior written permission of the other party.

11. REPORT: Genaissance will provide to Pfizer a written report containing Results regarding each gene within thirty (30) days following completion of the Research Plan for such gene(s), detailing the work performed.

12. INDEMNIFICATION: Pfizer will defend, indemnify and hold harmless Genaissance, its employees, directors and officers, from and against any and all liability which it may incur by reason of Pfizer's use of the Results. Genaissance will indemnify Pfizer, its employees, consultants, directors and officers for any claims for injuries to persons or damages which occur on Genaissance's premises or premises under the control of Genaissance.

13. ENTIRE AGREEMENT: This Agreement, together with all exhibits attached hereto, and set forth the entire agreement between Pfizer and Genaissance as to its subject matter. None of the terms of this Agreement shall be amended except in writing signed by both parties.

14. BREACH: If either party breaches this Agreement, the other may terminate it if the breaching party does not cure the breach within thirty (30) days of written notice of the same. The right of termination shall be in addition to any other rights the terminating party may have, at law or equity, pursuant to this Agreement.

15. FORCE MAJEURE: Neither Pfizer nor Genaissance shall be liable for failure of or delay in performing obligations set forth in this Agreement, and neither shall be deemed in breach of its obligations, if such failure or delay is due to natural disasters or any causes reasonably beyond control of Pfizer or Genaissance.

16. CHOICE OF LAW: This Agreement shall be construed in accordance with the laws of the State of New York.



      GENAISSANCE
      PHARMACEUTICALS, INC.                                   PFIZER INC.

By: /S/ KRISHNAN NANDABALAN                         By:   /S/ ALAN R. PROCTOR
    ----------------------------                       ------------------------
Name: Krishnan Nandabalan, Ph.D.                    Name:  Alan R. Proctor
                                                         ----------------------
Title: Vice President, Alliances                    Title: Vice President,
                                                           Strategic Alliances
                                                          ---------------------
Date: AUGUST 29, 2001                               Date:  AUGUST 29, 2001
      ---------------                                    ----------------------

cc:  Pfizer Inc., Legal Division, Groton, CT  06340

                                    EXHIBIT A

                                    PROPOSAL

PFIZER/GENAISSANCE: A PROPOSAL FOR COMPREHENSIVE SNP IDENTIFICATION IN CANDIDATE GENES

[**]

RESEARCH GOAL: To define comprehensive genetic variation and haplotype information in key candidate genes of research interest to PGRD (Pfizer, please define this acronym).

RESEARCH PROPOSAL

o Pfizer will provide Genassiance with [**] approximately [**] candidate genes (see Appendix 1 for details) for which Genaissance will obtain a comprehensive assessment of genetic variation.

          Genaissance will provide genomic sequence for the candidate genes listed in Appendix 1. This sequence will be generated using Genaissance's Standard Operating Procedure for discovering HAP(TM) Markers for a gene. This procedure consists of sequencing, from the Index Repository, ninety-three (93) individual samples of human genomic DNA and one sample of chimpanzee genomic DNA. The genomic regions of each gene, which are targeted for sequencing, are as follows.

          (vi) "Exons" shall mean the genomic DNA segments of a gene whose sequence information is translated into the protein product of that gene. The goal is to obtain sequence information for all Exons of a gene.

          (vii) "Exon/Intron Junction" shall mean the junctions between the Exons and the Introns in genomic DNA. Beginning with the initiation codon at one end of a gene and ending with the termination codon at the other end of a gene, the goal is to obtain sequence information for each Exon/Intron Junction within this genomic region.

          (viii) "Introns" shall mean the genomic DNA segments of a gene which are located between Exons. Beginning with the initiation codon at one end of a gene and ending with the termination codon at the other end of a gene, the goal is to obtain a minimum of ten (10) to twenty (20) bases and a maximum of one hundred (100) bases of sequence information from the Exon/Intron Junction into the Intron for every Intron within this genomic region.

          (ix) "Promoter" shall mean the region that is immediately upstream of the genomic segment that is found at the five-prime end of a Messenger RNA molecule. ("Messenger RNA" shall mean a ribonucleic acid sequence from which the protein product of a gene is translated.) The goal is to obtain sequence information for up to one thousand (1000) bases of the Promoter, with the desire to obtain an addition 1 KB where possible.

          (x) "Three-Prime Untranslated Region" shall mean the genomic region immediately downstream from the termination codon of a gene. The goal is to obtain sequence information for at least one hundred
          (100) bases of the Three-Prime Untranslated Region downstream of the Three-Prime Untranslated Region downstream of the termination codon. Optimally, we will have coverage of 500 bases of the 3' UTR.

               Specific genomic information is required to meet the goals outlined in (i) through (v) above. If genomic sequence information is available for a majority of these regions, even if the available genomic sequence information is not sufficient to meet all of the goals in (i) through (v) above, a gene will still be queued for HAP(TM) Marker discovery.

          (v) "Three-Prime Untranslated Region" shall mean [**]. The goal is to obtain sequence information [**] optimally, we will have [**].

                Specific genomic sequence information is required to meet the goals outlined in (i) through (v) above. If genomic sequence information is available for a majority of these regions, even if the available genomic sequence information is not sufficient to meet all of the goals in (i) through (v) above, [**].

o A gene shall be considered completely sequenced if sequence information is obtained for: (i) at least [**] of the [**];
          (ii) the [**] containing the [**]; and (iii) [**]. A specific region targeted for sequencing within a gene shall be considered completely sequenced if sequence information is obtained for at least [**] individuals from the Index Repository. However, the presence of runs of guanine and cytosine, secondary structure or errors in publicly available sequence information may prevent the generation of sufficient sequence information for that gene to be considered completely sequenced as defined above.

o The candidate genes will be interrogated using Genaissance's SNP Scoring and HAP(TM) Building Standard Operating Procedures for identification of SNPs and inference of haplotypes.

o The results of performing the above Standard Operating Procedures for each gene will be reported [**] and will [**] in which [**].

o Genaissance shall complete the foregoing Research Proposal for the initial list of [**] genes within approximately [**] of receipt [**].

COST STRUCTURE

Payment is based upon the cost per gene, as set forth below. A minimum of [**] genes will be analyzed within one calendar year from the commencement of the collaboration.


Costs:
[**]
[**]
[**]



              PFIZER GENE LIST FOR COMPREHENSIVE VARIANT DETECTION

-------------------- ---------------- ------------------ -----------------------
GENE                 SYMBOL           LOCATION           GENBANK ACC NO
-------------------- ---------------- ------------------ -----------------------

-------------------- ---------------- ------------------ -----------------------

-------------------- ---------------- ------------------ -----------------------
                                     [**]
-------------------- ---------------- ------------------ -----------------------

-------------------- ---------------- ------------------ -----------------------

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